UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2004

Dollar General Corporation
(Exact Name of Registrant as Specified in Charter)

Tennessee	001-11421	61-0502302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 24, 2004, the Compensation Committee of the Board of Directors of Dollar General Corporation (“Dollar General”) granted non-qualified stock options (“options”) and restricted stock units (“RSUs”) to the following named executive officers:

Name of Grantee	Shares Underlying Options	Restricted Stock Units

Lawrence V. Jackson	100,000	12,500
Thomas J. Hartshorn	42,000	5,200
Stonie R. O’Briant	42,000	5,200

The grants were made pursuant to the Dollar General Corporation 1998 Stock Incentive Plan (as amended and restated effective June 2, 2003 and as modified through August 26, 2003) (the “Plan”). A copy of the Plan was previously filed as an exhibit to Dollar General’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2003. Dollar General provided stock option grant notices to, and entered into a Restricted Stock Unit Award Agreement with, each grantee to evidence the awards. Dollar General and Mr. Hartshorn subsequently amended the Restricted Stock Unit Award Agreement effective October 26, 2004, in order to amend certain accelerated vesting provisions applicable to the RSUs granted to Mr. Hartshorn, as further described below.

Each option has an exercise price equal to $18.83 per share.  The options generally vest and become exercisable in four equal annual installments beginning on August 24, 2005. The options may vest and become exercisable earlier upon a Change in Control of Dollar General, as defined in the Plan. The options expire on August 24, 2014 (the “Expiration Date”), subject to earlier termination or forfeiture. Earlier termination or forfeiture can occur if the grantee’s employment terminates for any reason. In particular, if the grantee’s employment terminates due to death, Disability or Retirement (all as defined in the Plan) or if the grantee is involuntarily terminated without Cause (as defined in the Plan) or if the grantee voluntarily resigns, then the options will terminate upon the earlier to occur of the Expiration Date or: (a) three years from the date of termination due to death, Disability or Retirement (or, if shorter, one year from the date of death in the event death occurs during the three years following termination due to Disability or Retirement) or (b) three months from the date of involuntary termination without Cause (as defined in the Plan) or from the date of voluntary resignation. All options terminate immediately upon termination of the grantee’s employment for Cause (as defined in the Plan).

Each RSU represents the right to receive one share of Dollar General common stock on the vesting date. The RSUs generally vest and become payable in three equal annual installments beginning on August 24, 2005. The RSUs may vest and become payable earlier upon a Change in Control of Dollar General, as defined in the Plan, or under the circumstances (if any) described in the grantee’s employment agreement (if any) for full vesting of stock options, restricted stock or other equity compensation awards. Each of Mr. Jackson’s and Mr. Hartshorn’s initial grant agreement provided that the RSUs also vest and become payable earlier upon the grantee’s death, Disability or Retirement, all as defined in the Plan; however, that provision was included in the initial agreements in error and was subsequently deleted from Mr. Hartshorn’s award agreement. Mr. Jackson’s award agreement was not amended because Mr. Jackson had resigned from Dollar General before the error was discovered. Mr. O’Briant’s initial award agreement did not contain the error.

The RSUs, whether vested or not, terminate and are forfeited if the grantee is terminated for Cause (as defined in the Plan). Unvested RSUs terminate and are forfeited if the grantee’s employment ends for any reason other than Cause.  Prior to settlement of the RSUs, the grantee does not have the right to vote the shares of Dollar General common stock represented by the RSUs or to receive any dividends thereon.

However, the grantee’s RSUs will be credited with cash dividends which would otherwise have been paid if the shares of Dollar General common stock represented by the RSUs were actually outstanding, and those credits will be accumulated and deemed to be reinvested in additional shares of Dollar General common stock. The RSUs also will be credited with any dividends or distributions that are paid in shares of Dollar General common stock represented by the RSUs. Payment for the RSUs will be made in shares of Dollar General common stock (other than fractional shares, which will be paid in cash). The grantee can elect to have Dollar General withhold a sufficient number of shares of Dollar General common stock to satisfy Dollar General’s minimum tax withholding obligation.

All grants described above made to Mr. Jackson were forfeited by Mr. Jackson in connection with his termination of employment on October 8, 2004. Mr. Jackson’s employment termination was reported in a Current Report on Form 8-K filed by Dollar General on October 12, 2004.

ITEM 9.01.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements of businesses acquired.  N/A

(b)

Pro Forma Financial Information.  N/A

(c)

Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2004	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99

Dollar General Corporation 1998 Stock Incentive Plan, as amended and restated effective June 2, 2003, and as further modified through August 26, 2003 (filed as Exhibit 10.2 to Dollar General Corporation’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2003, filed with the Securities and Exchange Commission on August 29, 2003).*

*

Incorporated by reference.